As filed with the Securities and Exchange Commission on July 11, 2011

Registration No. 333-57090

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LaBranche & Co Inc.

 (Exact Name of Registrant as Specified in its Charter)

Delaware	13-4064735
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

599 Lexington Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

OPTIONS TO PURCHASE SHARES OF ROBB PECK MCCOOEY FINANCIAL SERVICES, INC. COMMON STOCK

(Full Title of the Plan)

Owen Littman, Esq.

Cowen Structured Holdings LLC

599 Lexington Avenue

New York, New York 10022

(Name and Address of Agent For Service)

Telephone:  (212) 845-7900

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

David K. Boston, Esq.

Laura L. Delanoy, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-57090) of LaBranche & Co Inc. (n/k/a Cowen Structured Holdings LLC) (the “Company”), a Delaware corporation, filed on March 15, 2001, pertaining to 2,775,662 shares of the Company’s common stock issuable under the Options to Purchase Shares of Robb Peck McCooey Financial Services, Inc. Common Stock (the “Plan”).

On June 28, 2011, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 16, 2011, by and among Cowen Group, Inc. (“Cowen”), Louisiana Merger Sub, Inc. (“Merger Sub”)  and the Company, (i) Merger Sub was merged with and into the Company (the “Merger”), with the Company being the surviving corporation and a direct wholly-owned subsidiary of Cowen; and (ii) immediately following the transactions described in clause (i) above, the Company, as the surviving corporation, was merged with and into Louisiana Merger Sub, LLC (n/k/a Cowen Structured Holdings LLC), a wholly owned subsidiary of Cowen.  At the effective time of the Merger (the “Effective Time”), (i) each outstanding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), other than shares held in the Company’s treasury, was converted into the right to receive 0.998 shares of Class A common stock of Cowen, par value $0.01 per share and (ii) each outstanding option to purchase shares of the Company Common Stock was cancelled for no consideration.  Following the consummation of the transactions contemplated by the Merger Agreement, Cowen is the parent of the Company (n/k/a Cowen Structured Holdings LLC).

Therefore, as of the Effective Time, all outstanding rights under the Plan have been cancelled as described above and the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on July 11, 2011.

COWEN STRUCTURED HOLDINGS LLC (as successor to LaBranche & Co Inc.)

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	General Counsel

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons on this 11th day of July, 2011 in the capacities indicated.

Signature	Title

/s/ Peter A. Cohen	Principal Executive Officer, and Principal Executive Officer
Peter A. Cohen	of Cowen Group, Inc., the registrant’s sole managing member

/s/ Stephen A. Lasota	Principal Financial Officer and Principal Accounting Officer,
Stephen A. Lasota	and Principal Financial Officer and Principal Accounting Officer of Cowen Group, Inc., the registrant’s sole managing member